Exhibit 10.36

THE AXA STOCK OPTION PLAN FOR AXA FINANCIAL

EMPLOYEES AND ASSOCIATES

SECTION 1.

PURPOSE

The purpose of THE AXA STOCK OPTION PLAN FOR AXA FINANCIAL EMPLOYEES AND ASSOCIATES (the “Plan”) is to foster and promote the long-term financial success of AXA Financial, Inc. and materially increase shareholder value by

(a)	motivating superior performance by means of performance-related incentives,

(b)	encouraging and providing for the acquisition of an ownership interest in AXA by Employees and

(c)	enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

SECTION 2.

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)    “Act” means the Securities Exchange Act of 1934, as amended.

(b)    “AXA” means AXA, a société anonyme organized under the laws of the Republic of France, registered in the Commercial Registry of Paris under the number 572.093.920 RCS Paris.

(c)    “AXA Affiliate” means AXA and each corporation, partnership or other legal entity in which AXA owns or controls, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or other legal entity.

(d)    “AXA ADR” means an American depositary share of AXA, as evidenced by an American depositary receipt issued in accordance with the amended and restated Deposit Agreement dated as of April 27, 2001, and as it may be amended from time to time, among AXA, The Bank of New York and all owners from time to time of AXA ADRs, representing an AXA Ordinary Share.

(e)    “AXA Board” means the Board of Directors of AXA.

(f)    “AXA Ordinary Share” means an ordinary share of AXA, nominal value euro 2.29 per share, traded on NYSE Euronext Paris.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Cause” means (i) the willful failure by the Participant (other than due to physical or mental illness) to perform substantially his duties as an Employee of any AXA Affiliate after reasonable notice to the Participant of such failure, (ii) the Participant’s engaging in serious misconduct that is injurious to any AXA Affiliate, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with any AXA Affiliate not to disclose any information pertaining to any AXA Affiliate or not to compete or interfere with any AXA Affiliate.

(i)    “Change in Control” means the occurrence of (i) a change in the ownership of the Company such that AXA Affiliates shall own less than 50% of the total voting power of the Company’s then outstanding equity securities; or (ii) a sale of all or substantially all of the Company’s assets to a third party that is not an AXA Affiliate.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur in the event (i) of a merger or other business combination of the Company with or into another entity that is an AXA Affiliate or (ii) the Company files for bankruptcy, liquidation or reorganization.

(j)    “Code” means the Internal Revenue Code of 1986, as amended.

(k)    “Committee” means the Organization and Compensation Committee of the Board, or a successor Committee, as constituted from time to time.

(l)    “Company” means AXA FINANCIAL, INC., a Delaware corporation, and any successor thereto.

(m)    “Company Affiliate” means the Company and each corporation, partnership or other legal entity in which the Company owns or controls, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or other legal entity.

(n)    “Employee” means any individual who is classified by a Company Affiliate as a full or part-time common-law employee of such Company Affiliate. This shall include persons who are (a) classified by any Company Affiliate as a “full-time life insurance salesman” of any Company Affiliate for purposes of the Federal Insurance Contributions Act, and (b) under an insurance sales agent’s agreement with any Company Affiliate. For purposes of this subsection, an individual’s classification by any Company Affiliate shall govern, and any reclassification of the individual by any other party or authority shall be disregarded. Except as provided in Section 5.8 for certain Terminal Leaves of Absence, an Employee continues to be in the employ of the Company for purposes of the Plan while on a Company approved leave of absence or while receiving short-term or long-term disability benefits under any disability plan maintained by any Company Affiliate in which the Participant participates.

(o)    “Job Elimination” means the elimination of a Participant’s job whereby the Participant is eligible to receive benefits under any severance plan maintained by any AXA Affiliate in which the Participant participates.

(p)    “Option” means the right to subscribe to newly issued shares of Stock at a stated price for a specified period of time.

(q)    “Option Agreement” shall have the meaning as set forth under paragraph 5.1 below.

(r)    “Option Exercise Price” shall have the meaning as set forth under paragraph 5.1 below.

(s)    “Participant” means any person holding an Option under the Plan.

(t)    “Retirement” means termination of a Participant’s employment on or after the normal retirement date or on or after any early retirement date established under any retirement plan maintained by any Company Affiliate in which the Participant participates. For purposes of the Plan, a Participant terminates service on account of Retirement if, as of the last date the Participant is considered an Employee or an employee of any AXA Affiliate that is not a Company Affiliate under the Plan, the Participant actually retires under the retirement plan maintained by any Company Affiliate in which the Participant participates.

(u)    “Stock” or “Share” means an AXA ordinary share.

(v)    “Terminal Leave of Absence” means any Company approved leave of absence from which there is no reasonable expectation that the Employee will return to active service with the employer.

(w)    “Termination of Employment” shall occur when a person ceases to be an Employee or an employee of an AXA Affiliate that is not a Company Affiliate, other than pursuant to Section 5.5 or 5.6. In the case of a person who is concurrently an employee of one or more AXA Affiliates, “Termination of Employment” shall be deemed to occur only when such person ceases to be an employee of all such AXA Affiliates. Notwithstanding the foregoing, in the case of a person who ceases to be an employee of an AXA Affiliate but has at such time been offered to be and is becoming an employee of another AXA Affiliate, no Termination of Employment shall be deemed to occur.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3.

POWERS OF THE COMMITTEE

3.1 Approval of the Plan. The Plan (and/or a summary of the principal terms and conditions thereof) was submitted to the Remuneration Committee of AXA’s former Supervisory Board for review and to AXA’s former Supervisory Board for review and approval. The AXA Board shall have the power, in accordance with applicable law, to make grants of Options under the Plan and, generally, to administer and carry out the implementation of the Plan.

3.2. Recommendations and Grants. The Committee shall from time to time submit to the AXA Board recommendations with respect to Option grants to Employees including the proposed amount of such grants. The AXA Board shall review the recommendations of the Committee and shall, in its discretion, approve such grants of Options as it deems appropriate taking into account the recommendations of the Committee. The Committee may also recommend and the AXA Board may adopt different terms and conditions for different Employees and, for the same Employees, for each Option such Employees may receive, whether or not granted at different times.

3.3 Administration. The Committee shall be charged with the administration of the Plan, including, construing and interpreting the Plan and any individual Option Agreement under the Plan, and ensuring adherence with applicable securities laws in the United States, in each case in a manner that is consistent with the terms and conditions of the Plan and such Option Agreement. This power is vested in the Committee by delegation of authority from the AXA Board, and is subject to any limitations that may be placed on the scope of such delegation under applicable law.

Any decision or action taken or to be taken by the Committee pursuant to this delegation, arising out of or in connection with the construction, administration, interpretation and effect of the Plan or any Option Agreement and of its respective terms and conditions, shall, to the maximum extent permitted by applicable law, be conclusive and binding upon the Company, all Participants and any person claiming under or through any Participant.

The Committee shall also make recommendations to the AXA Board with respect to establishing and amending the terms and conditions of the Plan as it may deem necessary or desirable for the proper administration of the Plan.

Any decision or action taken or to be taken by the AXA Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan or any Option Agreement and of its respective terms and conditions, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company, all Participants and any person claiming under or through any Participant.

SECTION 4

STOCK SUBJECT TO PLAN

4.1 Settlement. Any Options granted hereunder shall, upon exercise in accordance with terms hereof, entitle the Participant to receive shares of Stock.

The Participant may elect, at the time of exercise, to take delivery of such Stock in the form of AXA ADRs. In such case, upon receipt of the Option Exercise Price by AXA, the shares of Stock due to such Participant as a result of exercise shall be delivered by AXA on such Participant’s behalf    to The Bank of New York, the American Depositary, or its nominee, to be deposited against issuance to the Participant of AXA ADRs on a one-for-one basis (or at such other share-for-ADR ratio as may be specified in the Deposit Agreement at such time).

4.2 Adjustment in Capitalization. If, during the life of the Options, AXA carries out any of the transactions enumerated below that affect the capitalization of AXA, such measures as the AXA Board deems necessary or appropriate will be taken to ensure that the consequences of such transaction are reflected in this Plan to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan.

In order to achieve this and in accordance with Article 225-181 of the French Commercial Code and any further amendments thereto, or any future additional mandatory French regulation, the maintenance of the Participants’ rights will be protected by adjusting the Option Exercise Price and/or the number of underlying Shares corresponding to the Options granted to each Participant.

The types of transactions concerned include the following:

a)	Issuance of securities and/or Shares with a preferential subscription right offered to the shareholders;

b)	Capital increase by incorporation of reserves, profits or premiums with a bonus issue of shares fully paid up, as well as in case of either a split or a regrouping of the shares forming the capital,

c)	Distribution of reserves in cash or in equity;

d)	Reduction of the share capital attributable to losses;

e)	Purchase by AXA of its own Shares; and

f)	Such other transactions as shall be recognized under French law from time to time as requiring or permitting adjustment of the terms of the Options.

Adjustments to the terms and conditions of the Options shall be made by and in the full discretion of the AXA Board in accordance with applicable laws and regulations.

To the extent that transactions affecting the capitalization of AXA occur and do not result in adjustment being made pursuant to the foregoing because adjustment would not be permitted as a matter of French law, the AXA Board and the Committee may consider implementing such other measures outside the scope of the Plan as they may deem necessary or appropriate to ensure that the consequences of such transaction are reflected in the benefits or potential benefits made available to the Participants.

Notwithstanding anything herein to the contrary, no adjustment to an Option under this Section 4.2 shall be made if it will result in the grant of a new Option under Code Section 409A and any cash payment for an Option that was not earned and vested prior to 2005 within the meaning of Code Section 409A and the regulations thereunder shall not be greater than the excess of the fair market value of the underlying share(s) of Stock on the date of purchase (as determined in accordance with Code Section 409A and the regulations thereunder) over the Option’s exercise price.

SECTION 5.

OPTION TERMS

5.1 Grant of Options. Except as otherwise determined by the AXA Board, Options may be granted to Employees on a quarterly basis upon recommendation of the Committee. The Committee shall have complete discretion in recommending and the AXA Board shall have complete discretion in determining the number and terms and conditions of Options, if any, to be granted to an Employee. No Options under this Plan shall be granted to persons who, at the time of grant, are French residents for French tax and social security purposes.

Each Option grant shall be evidenced by a written agreement (an “Option Agreement”) between the Participant and AXA specifying the number of Options awarded, the number of shares of Stock to be acquired upon exercise of each Option, the exercise price of each Option determined in accordance with Section 5.2 below (the “Option Exercise Price), the duration of the Option and such other terms and conditions as may be approved by the AXA Board in the grant.

5.2 Option Exercise Price. Options shall be granted after the close of trading on NYSE Euronext Paris on any given day. Options granted pursuant to the Plan shall have an exercise price in euro which is not less than the average of the closing prices of the Share quoted on NYSE Euronext Paris over the 20 trading days immediately preceding the date the Option is granted.

5.3 Exercise of Options. Options awarded under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of performance goals, as shall be contained in this Plan or specified in the terms of grant set forth in the Option Agreement, provided that no Option shall be exercisable for more than 10 years after the date on which it is granted.

5.4 Payment. Payment of the option price shall be made in cash in euro to AXA. The Committee may from time to time enter into or make available arrangements whereby such payment to AXA is made by a third party on behalf of the Participant in exchange for the payment by the Participant of cash U.S. dollars or other consideration, in each case having a value equivalent to the euro-denominated Option Exercise Price. Such arrangements implemented by the Committee may include an arrangement with a broker whereby payment is made by the broker and the broker executes a corresponding sale of Stock to cover such payment. All such arrangements shall be subject to the U.S. Sarbanes Oxley Act of 2002, the Exchange Act and other applicable laws.

5.5 Termination of Employment Due to Retirement. In the event a Participant’s employment terminates by reason of Retirement, the Participant shall be treated as though he continued in the employ of the Company for purposes of determining the extent to which the Participant may exercise any portion of such Options which is not exercisable at the date of such Retirement. Any Options granted to such Participant which are exercisable at the date of his Retirement or that thereafter become exercisable by reason of the operation of the immediately preceding sentence may be exercised at any time prior to the expiration of the term of the Options. Notwithstanding the foregoing, in the event that a Participant who terminates employment by reason of Retirement shall (i) induce any Participant to leave the employ of any AXA Affiliate, (ii) solicit the employment of any Participant on his own behalf or on behalf of any other business enterprise; (iii) use for his personal benefit, or disclose, communicate or divulge to, or use for any person other than an AXA Affiliate, any confidential information that had been made known to Participant or learned or acquired by Participant while in the employ of any AXA Affiliate, unless such information has become public other than by Participant’s actions or such disclosure is compelled under a subpoena from a court or administrative body having jurisdiction in the matter; or (iv) otherwise act in a manner that is substantially detrimental to the business or reputation of any AXA Affiliate, all Options granted to such Participant which are then still outstanding shall be forfeited and may no longer be exercised (whether or not then otherwise exercisable) and AXA shall not be obligated to honor any purported exercise of any such Option that has not been effected, regardless of whether payment has been tendered prior to the occurrence of any such act or the time at which AXA has knowledge thereof. The Committee may, on a case by case basis, recommend to the AXA Board that the operation of this Section be modified or suspended and the AXA Board may affect any modification or suspension.

5.6 Termination of Employment Due to Death. In the event a Participant’s employment terminates by reason of death, all Options then held by such Participant (whether or not then otherwise exercisable) shall be exercisable in full and the Participant’s designated beneficiary (or if none is named, the person identified in accordance with Section 8.2) may exercise all such Options at any time within six months of the Participant’s death or, if earlier, until the expiration of the term of the Options. The Committee may, on a case by case basis, recommend to the AXA Board that the operation of this Section be modified or suspended and the AXA Board may affect any modification or suspension.

5.7 Termination of Employment for Any Other Reason. In the event of a Termination of Employment of the Participant for any reason other than one described in Section 5.5 or 5.6, any Options granted to such Participant which are exercisable at the date of the Participant’s termination of employment shall be exercisable at any time prior to the earlier of the expiration of the term of the Options or the thirtieth day following the Participant’s Termination of Employment; provided that, if a Participant’s employment (i) is terminated for Cause by any AXA Affiliate or (ii) is terminated voluntarily by the Participant other than by Retirement, all Options granted to such Participant which are then outstanding shall be immediately no longer exercisable and forfeited as of the date of termination (whether or not then exercisable). The preceding sentence shall apply regardless of whether the Participant is eligible to retire as of the date of termination for Cause. The Committee may, on a case by case basis, recommend to the AXA Board that the operation of this Section be modified or suspended and the AXA Board may affect any modification or suspension.

5.8 Job Elimination. In the event a Participant’s employment is terminated by Job Elimination, the Participant shall be treated as though he continued in the employ of the Company for purposes of the Plan during his (i) notice period, (ii) unused vacation period and (iii) job elimination severance period. Participants whose employment is terminated by Job Elimination are deemed to terminate employment as of the last day of the latest to occur of the foregoing periods, unless their employment terminates earlier on account of Retirement, death or Cause or a Terminal Leave of Absence is used to bridge to Retirement directly from employment. An Employee who utilizes a Terminal Leave of Absence to bridge to Retirement directly from employment shall be treated as though he continued in the employ of the Company during the Terminal Leave of Absence for purposes of the Plan and, thereafter, shall be treated as terminating his/her employment by reason of Retirement in accordance with Section 5.5. A Participant on a Terminal Leave of Absence other than a Participant eligible to retire directly from service upon expiration of the Terminal Leave of Absence is deemed to terminate employment for purposes of the Plan as of the last day prior to the commencement of the Terminal Leave of Absence.

SECTION 6.

CHANGE IN CONTROL

In the event of a Change in Control, each Option shall become fully exercisable for the term of the Option, regardless of the exercise schedule otherwise applicable to such Option.

SECTION 7.

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The AXA Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan or the terms and conditions of any Option, except that no amendment, modification, or termination of the Plan or the terms and conditions of any Option shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the Participant.

SECTION 8.

MISCELLANEOUS PROVISIONS

8.1 Nontransferability of Options. Except as may be permitted by French law and the AXA Board, no Option shall be assignable or transferable and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

8.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named or successively) to whom, in case of his death, any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

8.3 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of any AXA Affiliate to terminate any Participant’s employment at any time, nor to confer upon any Participant any right to continue in the employ of any AXA Affiliate. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Options.

8.4 Tax Withholding. Any AXA Affiliate shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Options under this Plan. No Shares shall be delivered unless and until arrangements satisfactory to the Committee shall have been made to satisfy any withholding tax obligations applicable with respect to such Option. Without limiting the generality of the foregoing, any AXA Affiliate shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, stock (including stock issuable in respect of an Option) to satisfy, in whole or in part, the amount required to be withheld.

8.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Options thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable French, US Federal and State laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The AXA Board, in its discretion, may postpone the granting and exercising of Options, the issuance or delivery of stock under any Option or any other action permitted under the Plan to permit AXA or any AXA Affiliate, as the case may be, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such stock or other required action under any French, US Federal or State law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of stock in compliance with applicable laws, rules, and regulations. Under the authority delegated by it to administer the Plan, the Committee may from time to time suspend the exercise of Options by any Participant to the extent and for so long as it considers in its discretion that such Participant is in possession of material, non-public information regarding any AXA Affiliate. Neither AXA nor the Company shall be obligated by virtue of any provision of the Plan to recognize the exercise of any Option or to otherwise sell or issue stock in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Option under this provision shall not extend the term of such Options, and neither AXA nor the Company or their respective directors or officers shall have any obligation or liability to the Participant with respect to any Option (or Stock issuable thereunder) that shall lapse because of such postponement. Notwithstanding anything to the contrary herein, any payment that is delayed pursuant to this Section 8.5 shall be made at the earliest date at which the Company reasonably anticipates that making such payment will not cause a violation of US Federal securities or other applicable law.

8.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of AXA or the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

8.7 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Republic of France, and shall be implemented in accordance with Articles 255-177 to 225-185 of the French Commercial Code. To the extent permitted under French law, terms used herein relating to the work relationship between the Participant and any AXA Affiliate, including the terms “employment” and “retirement” shall be construed under applicable local law.

8.8 No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Option shall be treated as compensation for purposes of calculating an Employee’s right under any such plan, policy or program.

8.9 No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the right or power of any AXA Affiliate to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) except as provided in Section 7, to limit the right or power of any AXA Affiliate to take any action which such entity deems to be necessary or appropriate.

Supplement No. 1 to

The AXA Stock Option Plan for

AXA Financial Employees and Associates

August 3, 2010

As a result of the delisting of AXA ADRs from The New York Stock Exchange and the deregistration of AXA’s ordinary shares with the United States Securities and Exchange Commission (“SEC”), certain aspects of the operation of the AXA Stock Option Plan for AXA Financial Employees and Associates (the “Plan”) must be modified in order to ensure that Participants holding Options under the Plan are able to continue to benefit from the value of such Options, while at the same time ensuring that the Plan is operated in compliance with the U.S. federal securities laws applicable following the delisting and deregistration.

The required modifications are described in this Supplement to the Plan. These modifications will take effect from and after the filing by AXA of its request for deregistration with the SEC (on March 26, 2010) and shall apply to all Options issued under the Plan, before and after such date. By exercising an Option after such date, the Participant will be deemed to have agreed to and accepted the terms and conditions set forth in this Supplement.

Capitalized terms used in this Supplement shall have the meanings provided in the Plan.

Availability of AXA ADRs

Prior to March 26, 2010, Participants could elect to take delivery of AXA Ordinary Shares acquired through an Option exercise in the form of AXA ADRs. Effective March 26, 2010, AXA will no longer be in a position to deliver AXA ADRs under the Plan, only AXA Ordinary Shares.

This means that Participants acquiring AXA Ordinary Shares under the Plan and wishing to deposit them in the AXA ADR facility may do so, but must wait for one year following their date of acquisition. This will only apply to AXA Ordinary Shares acquired under the Plan after March 26, 2010.

Beneficiary Designations

AXA reserves the right to refuse to accept or give effect to any beneficiary designation or determination if the transfer of AXA shares to the beneficiary so designated or determined would, in AXA’s view, be inadvisable under the U.S. federal and state securities laws applicable to AXA following the delisting and deregistration (in particular, the requirement to offer and sell shares only in transactions that qualify for an exemption from the registration requirements of the Securities Act of 1933 and under applicable state securities laws).

To the extent that any beneficiary designation or determination is made that is or would be inadvisable in AXA’s view, AXA reserves the right to pay to the rightful beneficiary a cash amount equal to the spread value of the Options (the difference between the exercise price and the fair market value of the corresponding AXA shares on the exercise date) and to cancel any corresponding rights under the Plan.

You may wish to consult your own tax advisor or estate planning professional in order to consider whether the foregoing is relevant to you.

Compensatory benefit plan

The Plan is intended to constitute a written compensatory benefit plan within the meaning of the SEC’s Rule 701(c).